June 21,2002

Citrin Cooperman & Company LLP
529 Fifth Avenue
New York NY 10017

Dear Sirs,


In connection with H-Net.Net Inc.'s 10-KSB to be filed with the Securities and Exchange Commission on or about May 15, 2002, we wish to confirm that your audit of the financial statements of H-Net.Net, Inc. for the year ended January 31, 2002 and your enquiries with respect to events and transactions subsequent to January 31, 2002 did not reveal any matters that, in your opinion, might have a material effect on the financial statements for the years ended January 31,2001 and January 31, 2000 on which we are reporting or would require disclosure in those statements, except as follows:

We wish to point out that we have not had the opportunity to review the revisions to the financial statements with our own affiliates in New York and we are therefore replying on your computations with respect to the calculation and disclosure of

If anything comes to your attention prior to the filing of the Form 10-KSB that, in your opinion, might have a material effect on the financial statements or require disclosure therein, of H-Net.Net Inc. audited by us, please notify us promptly.

Please  confirm  the  above  by  signing  in  the  space  provided  below.


Yours  very  truly,

SHIMMERMAN  PENN  BURNS  BECKER,  LLP
CHARTERED  ACCOUNTANTS